The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus(collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT
Dated May 9, 2019
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018, Index
Supplement dated October 31, 2018 and Product

Supplement dated October 31, 2018)

UBS AG $• Trigger Autocallable Contingent Yield Notes with Daily Close Monitoring Knock-In

Linked to the least performing of the Russell 2000® Index and the S&P 500® Index due on or about November 13, 2020

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes with Daily Close Monitoring Knock-In (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the Russell 2000® Index and the S&P 500® Index. UBS will pay a contingent coupon on a coupon payment date only if the closing level of each underlying asset on the related observation date (including the final valuation date) is equal to or greater than its coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes early if the closing level of each underlying asset on any observation date (monthly, beginning after 3 months) prior to the final valuation date is equal to or greater than its initial level. If the Notes are subject to an automatic call, UBS will pay on the applicable coupon payment date following such observation date (the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and a trigger event has not occurred, at maturity UBS will pay you a cash payment per Note equal to the principal amount. A “trigger event” will be deemed to have occurred if the closing level of any underlying asset is less than its downside threshold on any trading day during the period from but excluding the trade date to and including the final valuation date (the “observation period”). If the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity UBS will pay a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of any underlying asset is less than its downside threshold, on the maturity date UBS will pay you a cash payment per Note that will be less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline from the trade date to the final valuation date (the “underlying return”) of the underlying asset with the lowest underlying return (the “least performing underlying asset”) and, in extreme situations, you could lose all of your initial investment, even though you cannot participate in any appreciation of any underlying asset. For the avoidance of doubt, if the Notes are not subject to an automatic call, on the maturity date you will also receive any contingent coupon otherwise due pursuant to the contingent coupon feature of the Notes. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupon during the term of the Notes. You will be exposed to the market risk of each underlying asset on each trading day during the observation period (including each observation date and the final valuation date) and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Generally, a higher contingent coupon rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on a coupon payment date only if the closing level of each underlying asset is equal to or greater than its coupon barrier on the applicable observation date (including the final valuation date). Otherwise, if the closing level of any underlying asset is less than its coupon barrier on the applicable observation date, no contingent coupon will be paid for the relevant coupon payment date.
❑	Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due on the related coupon payment date if the closing level of each underlying asset is equal to or greater than its initial level on any observation date (monthly, beginning after 3 months) prior to the final valuation date. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure if a Trigger Occurs — If the Notes have not been subject to an automatic call and a trigger event has not occurred, UBS will repay you the principal amount per Note at maturity. If, however, the Notes have not been subject to an automatic call and a trigger event has occurred, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, for a percentage loss on your investment equal to the underlying return of the least performing underlying asset. For the avoidance of doubt, if the Notes are not subject to an automatic call, on the maturity date you will also receive any contingent coupon otherwise due pursuant to the contingent coupon feature of the Notes. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	May 9, 2019
Settlement Date**	May 14, 2019
Observation Dates	Monthly (callable after 3 months) (see page 4)
Final Valuation Date	November 9, 2020
Maturity Date	November 13, 2020
*	Expected. See page 2 for additional details.

**	We expect to deliver the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes will have the same downside market risk as the least performing underlying asset if a trigger event occurs. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to Notes we are offering linked to the least performing of the Russell 2000® Index and the S&P 500® Index. The final terms of the Notes will be set on the trade date.

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
Russell 2000® Index	RTY	9.25% per annum	•	•, 60.00% of the Initial Level	•, 70.00% of the Initial Level	90270KD89	US90270KD896
S&P 500® Index	SPX		•	•, 60.00% of the Initial Level	•, 70.00% of the Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $958.00 and $988.00 for Notes linked to the least performing of the S&P 500® Index and the Russell 2000® Index. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this document.

See "Additional Information about UBS and the Notes" on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated October 31, 2018, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the index supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Russell 2000® Index and the S&P 500® Index	•	$1,000.00	•	$5.00	•	$995.00

(1)   Certain registered investment advisers unaffiliated with UBS may purchase Notes from a third-party dealer at a purchase price of at least $995.00 per Note, and such third-party dealer, with respect to sales made to such registered investment advisers, may forgo some or all of the underwriting discount with respect to such sales.

(2)   Our affiliate, UBS Securities LLC, will receive an underwriting discount of $5.00 per principal amount for each Note sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to a third-party dealer.

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the "SEC"), for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

●	Market-Linked Securities product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
●	Index Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm
●	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Contingent Yield Notes with Daily Close Monitoring Knock-In” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated October 31, 2018, references to the “index supplement” mean the UBS index supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page PS-9 of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

•      You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

•      You understand and accept that a trigger event will be deemed to occur if the closing level of any underlying asset is less than its downside threshold on any trading day during the observation period.

•      You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each trading day during the observation period (including each observation date and the final valuation date) and that you will lose a significant portion or all of your initial investment if a trigger event occurs during the observation period and the final level of any underlying asset is less than its initial level.

•      You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset.

•      You are willing to receive no contingent coupons and believe the closing level of each underlying asset will be equal to or greater than its coupon barrier on the specified observation dates and equal to or greater than its downside threshold on each trading day during the observation period.

•      You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of investing in securities with a return based on the performance of multiple underlying assets.

•      You understand and accept that you will not participate in any appreciation of any underlying asset and that your potential return is limited to the contingent coupons specified on the cover hereof.

•      You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

•      You would be willing to invest in the Notes based on the contingent coupon rate, downside threshold(s) and coupon barrier(s) specified on the cover hereof.

•      You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying assets (the “underlying constituents”).

•      You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.

•      You understand and are willing to accept the risks associated with the underlying assets.

•      You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

•      You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

•      You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

•      You do not understand or are unwilling to accept that a trigger event will be deemed to occur if the closing level of any underlying asset is less than its downside threshold on any trading day during the observation period.

•      You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each trading day during the observation period (including each observation date and the final valuation date) and that you will lose a significant portion or all of your initial investment if a trigger event occurs during the observation period and the final level of any underlying asset is less than its initial level

•      You require an investment designed to provide a full return of principal at maturity.

•      You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset.

•      You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its coupon barrier on at least one observation date or likely to be less than its downside threshold on any trading day during the observation period.

•      You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of investing in securities with a return based on the performance of multiple underlying assets.

•      You seek an investment that participates in the appreciation of the levels of the underlying assets or that has unlimited return potential.

•      You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

•      You would be unwilling to invest in the Notes based on the contingent coupon rate, downside threshold(s) or coupon barrier(s) specified on the cover hereof.

•      You seek guaranteed current income from this investment or prefer to receive any dividends paid on the underlying constituents.

•      You are unable or are unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

•      You do not understand or are unwilling to accept the risks associated with the underlying assets.

•      You are unwilling to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 18 months, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates and coupon payment dates, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Assets	The Russell 2000® Index and the S&P 500® Index
Contingent Coupon & Contingent Coupon Rate

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

If the closing level of any underlying asset is less than its coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier.

	Contingent Coupon Rate	9.25%
	Contingent Coupon	$23.125
	Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of any underlying asset is less than its coupon barrier.
Automatic Call Feature

UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (monthly, beginning after 3 months) prior to the final valuation date is equal to or greater than its initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date (the “call settlement amount”). Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and a trigger event has not occurred, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of each underlying asset is equal to or greater than its initial level, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of any underlying asset is less than its initial level, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Return of the Least Performing Underlying Asset)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset regardless of the underlying return of any other underlying asset, even though you cannot participate in any appreciation of any underlying asset.

For the avoidance of doubt, in each of the above scenarios, you will also receive any contingent coupon otherwise due as described under “— Contingent Coupon & Contingent Coupon Rate”.

Trigger Event	A trigger event is deemed to have occurred if the closing level of any underlying asset is less than its downside threshold on any trading day during the observation period.
Observation Period	Each day from but excluding the trade date to and including the final valuation date. The observation period is a “valuation period” for purposes of the market disruption event provisions described under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Underlying Return	For each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Downside Threshold(1)	A specified level of each underlying asset that is less than its initial level, based on a percentage of its initial level, as indicated on the cover hereof.
Coupon Barrier(1)	A specified level of each underlying asset that is less than its initial level, based on a percentage of its initial level, as indicated on the cover hereof.
Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.
¯
Each Trading Day During the Observation Period	The closing level of each underlying asset is observed.
¯
Observation Dates

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any observation date (including the final valuation date), UBS will pay you a contingent coupon on the applicable coupon payment date.

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date (monthly, beginning after 3 months) prior to the final valuation date is equal to or greater than its initial level.

If the Notes are subject to an automatic call, UBS will pay you a cash payment per Note equal to $1,000 plus the contingent coupon otherwise due on such date.

¯
Maturity Date

The final level of each underlying asset is observed on the final valuation date.

If the Notes are not subject to an automatic call and a trigger event has not occurred, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of each underlying asset is equal to or greater than its initial level, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of any underlying asset is less than its initial level, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Return of the Least Performing Underlying Asset)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset regardless of the underlying return of any other underlying asset, even though you cannot participate in any appreciation of any underlying asset.

For the avoidance of doubt, in each of the above scenarios, you will also receive any contingent coupon otherwise due as described under “— Contingent Coupon & Contingent Coupon Rate”.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of any underlying asset is less than its initial level, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. You will be exposed to the market risk of each underlying asset on each trading day during the observation period (including each observation date and the final valuation date) and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

3

Observation Dates(1) and Coupon Payment Dates(1)(2)

Observation Dates	Coupon Payment Dates
June 10, 2019*	June 13, 2019*
July 9, 2019*	July 12, 2019*
August 9, 2019*	August 14, 2019
September 9, 2019	September 12, 2019
October 9, 2019	October 15, 2019
November 11, 2019	November 14, 2019
December 9, 2019	December 12, 2019
January 9, 2020	January 14, 2020
February 10, 2020	February 13, 2020
March 9, 2020	March 12, 2020
April 9, 2020	April 15, 2020
May 11, 2020	May 14, 2020
June 9, 2020	June 12, 2020
July 9, 2020	July 14, 2020
August 10, 2020	August 13, 2020
September 9, 2020	September 14, 2020
October 9, 2020	October 15, 2020
November 9, 2020**	November 13, 2020***

*	The Notes are not callable until the first potential call settlement date, which is August 14, 2019.
**	This is also the final valuation date.
***	This is also the maturity date.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	3 business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset or its underlying constituents. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

•	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call, a trigger event has occurred during the observation period and the final level of any underlying asset is less than its initial level, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.
•	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if a trigger event has not occurred and the level of each underlying asset is equal to or greater than its initial level. All payments on the Notes are subject to the creditworthiness of UBS.
•	A trigger event may occur on any trading day during the observation period, including on the final valuation date — A trigger event will be deemed to have occurred if the closing level of any underlying asset is less than its downside threshold on any trading day during the observation period. If a trigger event occurs during the observation period, if the final level of any underlying asset is less than its initial level, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset, even if each underlying asset is equal to or greater than its downside threshold on the final valuation date.
•	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. UBS will pay a contingent coupon for each observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier. If the closing level of any underlying asset is less than its coupon barrier on any observation date, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of any underlying asset is less than its coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
•	Your potential return on the Notes is limited to the contingent coupons and you will not participate in any appreciation of any underlying asset or underlying constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of any underlying asset. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation of any underlying asset or underlying constituents. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying constituents.
•	A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of any underlying asset could be less than its coupon barrier on any observation date, and that a trigger event could occur during the observation period and the final level of any underlying asset could be less than its initial level on the final valuation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside threshold(s) and/or coupon barrier(s) may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
•	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its initial level on certain observation dates prior to the final valuation date as set forth under “Observation Dates and Coupon Payment Dates” above. Because the Notes could be subject to an automatic call, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of an underlying asset and the shorter time remaining for the level of any such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
•	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, a trigger event will be deemed to have occurred if the closing level of any underlying asset is less than its downside threshold on any trading day during the observation period, even if the closing level of any other underlying asset is greater than its initial level or has not declined as much on such day. Additionally, you will receive a return equal to the underlying return of the least performing underlying asset if a trigger event occurs during the observation period and the final level of any underlying asset is less than its initial level, even if the final level of any other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

•	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to only one underlying asset — The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the closing level of any underlying asset will be less than its coupon barrier on any observation date or less than its downside threshold on any trading day during the observation period and that the underlying return of any underlying asset will be negative than if the Notes were linked to fewer underlying assets.

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level that is less than its coupon barrier on any observation date or less than its downside threshold during the observation period, and that the final level of any underlying asset will be less than its initial level. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower downside threshold and coupon barrier is generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively

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correlated, the risk that you will not receive any contingent coupons,that a trigger event will occur during the observation period and that the final level of any underlying asset will be less than its initial level, is even greater despite a lower downside threshold and coupon barrier. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.

•	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
•	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the value of the underlying constituents. The level of the underlying assets can rise or fall sharply due to factors specific to the underlying assets and its underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.
•	Fair value considerations.
o	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the underlying assets and underlying constituents, the correlation among the underlying assets, any expected dividends of the underlying constituents, if applicable, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
•	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statement — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets and their underlying constituents; the volatility of the underlying assets and their underlying constituents; the correlation among the underlying assets; the dividend rate paid on the underlying constituents, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether each of the underlying assets is currently or has been less than its coupon barrier; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
•	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the closing level of each underlying asset will be equal to or greater than its coupon barrier on any observation date, equal to or greater than its downside threshold on any trading day during the observation period or, if the Notes are not subject to an automatic call, that the closing level of each underlying asset will be equal to or greater than its initial level or downside threshold, as applicable. The level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with the relevant markets tracked by each underlying asset in general and the underlying assets and its underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

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•	The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying asset may be more volatile than an index in which a greater percentage of the underlying equity constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
•	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and any amounts payable on, your Notes.
•	The underlying assets reflect price return, not total return — The return on your Notes is based on the performance of the underlying assets, which reflect the changes in the market prices of the underlying constituents. They are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.
•	Changes affecting the underlying assets could have an adverse effect on the value of the Notes — The policies of each index sponsor as specified under “Information About the Underlying Assets” (together, the "index sponsors"), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the levels of the underlying assets. The policies of the index sponsors with respect to the calculation of the underlying assets could also adversely affect the levels of the underlying assets. The index sponsors may discontinue or suspend calculation or dissemination of the underlying assets. Any such actions could have an adverse effect on the market value of, and any amounts payable on, the Notes.
•	Potential UBS impact on the underlying assets — Trading or transactions by UBS or its affiliates in the underlying assets or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying assets or any underlying constituent, may adversely affect the levels of the underlying assets and, therefore, the market value of, and any amounts payable on, the Notes.
•	Potential conflict of interest — UBS and its affiliates may engage in business with an underlying asset issuer or any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether a trigger event has occurred, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying assets. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying asset (and therefore the settlement date, the related coupon payment date or the maturity date, as applicable), on the trade date, any observation date or the final valuation date, respectively, if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.
•	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
•	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very

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limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
•	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement. The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 18 months
Contingent Coupon Rate:	6.00% per annum (or 0.50% per month)
Contingent Coupon:	$5.00 per month
Observation Dates:	Monthly (callable after 3 months)
Observation Period:	Each day from but excluding the trade date to and including the final valuation date
Initial Level:
Underlying Asset A	2,798.36
Underlying Asset B	1,512.864
Downside Threshold:
Underlying Asset A	1,679.02 (which is 60.00% of the initial level)
Underlying Asset B	907.718 (which is 60.00% of the initial level)
Coupon Barrier:
Underlying Asset A	1,958.85 (which is 70.00% of the initial level)
Underlying Asset B	1,059.005 (which is 70.00% of the initial level)

Example 1 — The Notes are subject to an Automatic Call on the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 2,882.31 (equal to or greater than Initial Level) Underlying Asset B: 1,527.990 (equal to or greater than Initial Level)	$5.00 (Contingent Coupon – Not Callable)

Second Observation Date	Underlying Asset A: 1,900.00 (less than Coupon Barrier; equal to or greater than Downside Threshold) Underlying Asset B: 1,600.000 (equal to or greater than Initial Level)	$0.00

Third Observation Date	Underlying Asset A: 2,937.20 (equal to or greater than Initial Level) Underlying Asset B: 1,690.780 (equal to or greater than Initial Level)	$1,005.00 (Call Settlement Amount)

	Total Payment:	$1,010.00 (a 1.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately 3 months after the trade date), UBS will pay you on the call settlement date a total of $1,005.00 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $5.00 received in respect of prior observation dates, UBS will have paid you a total of $1,010.00 per Note for a 1.00% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT subject to an Automatic Call, a Trigger Event has NOT occurred and the Final Level of each Underlying Asset is equal to or greater than its Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 2,882.31 (equal to or greater than Initial Level) Underlying Asset B: 1,527.990 (equal to or greater than Initial Level)	$5.00 (Contingent Coupon – Not Callable)
Second Observation Date through Seventeenth Observation Date	Underlying Asset A: Various (all less than Coupon Barrier; equal to or greater than Downside Threshold) Underlying Asset B: Various (all equal to or greater than Initial Level)	$0.00
Final Valuation Date	Underlying Asset A: 2,937.20 (equal to or greater than Coupon Barrier and Downside Threshold) Underlying Asset B: 1,290.780 (equal to or greater than Coupon Barrier and Downside Threshold)	$1,005.00 (Payment at Maturity plus Contingent Coupon)
	Total Payment:	$1,010.00 (a 1.00% total return)

Because the Notes are not subject to an automatic call, a trigger event has not occurred and the final level of each underlying asset is equal to or greater than its coupon barrier, at maturity, UBS will pay you a total of $1,005.00 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $5.00 received in respect of prior observation dates, UBS will have paid you a total of $1,010.00 per Note for a 1.00% total return on the Notes.

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Example 3 — The Notes are NOT subject to an Automatic Call, a Trigger Event has NOT occurred and the Final Level of the Least Performing Underlying Asset is less than its Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 2,882.31 (equal to or greater than Initial Level) Underlying Asset B: 1,527.990 (equal to or greater than Initial Level)	$5.00 (Contingent Coupon - Not Callable)
Second Observation Date through Seventeenth Observation Date	Underlying Asset A: Various (all less than Coupon Barrier; equal to or greater than Downside Threshold) Underlying Asset B: Various (all equal to or greater than Initial Level)	$0.00
Final Valuation Date	Underlying Asset A: 2,937.20 (equal to or greater than Coupon Barrier and Downside Threshold) Underlying Asset B: 1,050.000 (less than Coupon Barrier; equal to or greater than Downside Threshold)	$1,000.00 (Payment at Maturity)
	Total Payment:	$1,005.00 (a 0.50% total return)

Because the Notes are not subject to an automatic call, a trigger event has not occurred and the final level of Underlying Asset B is less than its coupon barrier, at maturity, UBS will pay you a total of $1,000.00 per Note, equal to your principal amount. When added to the contingent coupon of $5.00 received in respect of prior observation dates, UBS will have paid you a total of $1,005.00 per Note for a 0.50% total return on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call, a Trigger Event HAS occurred and the Final Level of each Underlying Asset is equal to or greater than its Initial Level.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 2,882.31 (equal to or greater than Initial Level) Underlying Asset B: 1,527.990 (equal to or greater than Initial Level)	$5.00 (Contingent Coupon - Not Callable)
Second Observation Date through Seventeenth Observation Date	Underlying Asset A: Various (all less than Coupon Barrier; less than Downside Threshold on a Trading Day during the Observation Period) Underlying Asset B: Various (all equal to or greater than Initial Level)	$0.00
Final Valuation Date

Underlying Asset A: 2,937.20 (equal to or greater than Initial Level, Coupon Barrier and Downside Threshold)

Underlying Asset B: 1,600.780 (equal to or greater than Initial Level, Coupon Barrier and Downside Threshold)

$1,005.00 (Payment at Maturity plus Contingent Coupon)
	Total Payment:	$1,010.00 (a 1.00% total return)

Because the Notes are not subject to an automatic call, a trigger event has occurred and the final level of each underlying asset is equal to or greater than its initial level (and therefore its coupon barrier and downside threshold), at maturity, UBS will pay you a total of $1,005.00 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $5.00 received in respect of prior observation dates, UBS will have paid you a total of $1,010.00 per Note for a 1.00% total return on the Notes.

Example 5 — The Notes are NOT subject to an Automatic Call, a Trigger Event HAS occurred and the Final Level of the Least Performing Underlying Asset is less than its Initial Level but equal to or greater than its Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 1,643.78 (less than Initial Level, Coupon Barrier and Downside Threshold) Underlying Asset B: 1,527.990 (equal to or greater than Initial Level)	$0.00
Second Observation Date through Seventeenth Observation Date	Underlying Asset A: Various (all less than Coupon Barrier; equal to or greater than Downside Threshold) Underlying Asset B: Various (all equal to or greater than Initial Level)	$0.00
Final Valuation Date

Underlying Asset A: 2,937.20 (equal to or greater than Initial Level, Coupon Barrier and Downside Threshold)

Underlying Asset B: 1,361.578 (less than Initial Level; equal to or greater than Coupon Barrier and Downside Threshold)

		$1,000.00 × [1 + Underlying Return of the Least Performing Underlying Asset] = $1,000.00 × [1+ (-10.00)%] = $1,000.00 × 0.90 = $900.00 (Payment at Maturity) $5.00 (Final Contingent Coupon)

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Total Payment:	$905.00 (a 9.50% loss)

Because the Notes are not subject to an automatic call, a trigger event has occurred and the final level of Underlying Asset B is less than its initial level but equal to or greater than its coupon barrier and downside threshold, you will be exposed to the decline in the Least Performing Underlying Asset. Accordingly, at maturity, UBS will pay you a total of $905.00 per Note, for a 9.50% loss on the Notes.

Example 6 — The Notes are NOT subject to an Automatic Call, a Trigger Event HAS occurred and the Final Level of the Least Performing Underlying Asset is less than its Initial Level, Coupon Barrier and Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 2,400.58 (less than Initial Level; equal to or greater than Coupon Barrier and Downside Threshold) Underlying Asset B: 1,527.990 (equal to or greater than Initial Level)	$5.00
Second Observation Date through Seventeenth Observation Date	Underlying Asset A: Various (all less than Coupon Barrier; equal to or greater than Downside Threshold) Underlying Asset B: Various (all equal to or greater than Initial Level)	$0.00
Final Valuation Date

Underlying Asset A: 1,119.34 (less than Initial Level, Coupon Barrier and Downside Threshold)

Underlying Asset B: 1,361.578 (less than Initial Level; equal to or greater than Coupon Barrier and Downside Threshold)

		$1,000.00 × [1 + Underlying Return of the Least Performing Underlying Asset] = $1,000.00 × [1+ (-60.00)%] = $1,000.00 × 0.40 = $400.00 (Payment at Maturity)
	Total Payment:	$405.00 (a 59.50% loss)

Because the Notes are not subject to an automatic call, a trigger event has occurred and the final level of Underlying Asset A is less than its initial level, coupon barrier and downside threshold, you will be exposed to the decline in the Least Performing Underlying Asset. Accordingly, at maturity, UBS will pay you a total of $400.00 per Note. When added to the contingent coupon of $5.00 received in respect of prior observation dates, UBS will have paid you a total of $405.00 per Note for a 59.50% loss on the Notes.

We make no representation or warranty as to which of the underlying assets, if any, will cause a trigger event to occur or as to which will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call, a trigger event has occurred and the final level of any underlying asset is less than its initial level, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each day during the observation period (including each observation date and the final valuation date) and any decline in the level of one underlying asset on any trading day may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Assets

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (its “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Asset Publishers – Russell 2000 Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. RTY value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to RTY.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on May 8, 2019 was 1,574.975 (its “hypothetical initial level”). The actual initial level will be the closing level of the Russell 2000® Index on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/30/2018	1,740.753	1,653.132	1,696.571
10/1/2018	12/31/2018	1,672.992	1,266.925	1,348.559
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	5/8/2019*	1,614.976	1,553.325	1,574.975

*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the Russell 2000® Index for the period indicated, based on information from Bloomberg. The blue dotted line represents its hypothetical downside threshold of 944.985 and the green dotted line represents its hypothetical coupon barrier of 1,102.483, which are equal to approximately 60.00% and 70.00%, respectively, of its hypothetical initial level. The actual downside threshold and coupon barrier will be set on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of April 30, 2019 as follows: Information Technology (21.7%), Health Care (13.6%), Financials (13.3%), Communication Services (10.3%), Consumer Discretionary (10.3%), Industrials (9.5%), Consumer Staples (7.2%), Energy (5.2%), Utilities (3.2%), Real Estate (3.0%) and Materials (2.7%). As of September 28, 2018, the underlier sponsor broadened the then-current Telecommunication Services Sector and renamed it Communication Services. The renamed Sector includes the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector. Effective February 20, 2019, company additions to SPX should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on May 8, 2019 was 2,879.42 (its “hypothetical initial level”). The actual initial level will be the closing level of the S&P 500® Index on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	5/8/2019*	2,945.83	2,867.19	2,879.42

*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the S&P 500® Index for the period indicated, based on information from Bloomberg. The blue dotted line represents its hypothetical downside threshold of 1,727.65 and the green dotted line represents its hypothetical coupon barrier of 2,015.59, which are equal to approximately 60.00% and 70.00%, respectively, of its hypothetical initial level. The actual downside threshold and coupon barrier will be set on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2009 through May 8, 2019. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 1, 2009 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2009 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for one of those underlying assets to close below its coupon barrier or downside threshold on an observation date or on any trading day during the observation period, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, one or more of the underlying assets might close below its coupon barrier or downside threshold on an observation date or any trading day during the observation period, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “— Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to only one underlying asset” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent coupons as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent coupons, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupons) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury Department determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussions below with respect to Section 871(m) of the Code and FATCA, discussed below, our counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” ("USRPI") as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisor regarding the potential treatment of any underlying constituent issuer for their Notes as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

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Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any U.S. underlying constituents, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, the underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset, the underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may not be interest payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

18

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell all of the Notes to TD Ameritrade, Inc. at a discount from the issue price to public equal to the underwriting discount indicated on the cover hereof. The issue price for the Notes will generally be $1,000.00, provided that certain unaffiliated registered investment advisers may purchase Notes from TD Ameritrade, Inc. at a purchase price of at least $995.00 per principal amount of the Notes, and TD Ameritrade, Inc., with respect to sales made to such unaffiliated registered investment advisers, may forgo some or all of the underwriting discount.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” of this document.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended ("MiFID II"); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the "PRIIPs Regulation"), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

19

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	4
Hypothetical Examples of How the Notes Might Perform	8
Information About the Underlying Indices	11
Correlation of the Underlying Indices	15
What Are the Tax Consequences of the Notes?	16
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	18

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS- 6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76
Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index
Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Trigger Autocallable Contingent Yield Notes with Daily Close Monitoring Knock-In due on or about November 13, 2020

Preliminary Pricing Supplement dated May 9, 2019

(To Product Supplement dated October 31, 2018,
Index Supplement dated October 31, 2018
and Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Securities LLC